Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(i) Registration Statement (Form S-8 No. 333-121051) pertaining to the Gramercy Property Trust Inc. (formerly known as Gramercy Capital Corp.) Equity Incentive Plan;

(ii) Registration Statement (Form S-8 No. 333-149838) pertaining to the Gramercy Property Trust Inc. (formerly known as Gramercy Capital Corp.) 2008 Employee Stock Purchase Plan; and

(iii) Registration Statement (Form S-8 No. 333-182477) pertaining to the Gramercy Property Trust Inc. (formerly known as Gramercy Capital Corp.) 2012 Inducement Equity Incentive Plan.

of our report dated March 31, 2014 with respect to the Consolidated Financial Statements and schedule of GPT GIG BOA Portfolio Holdings LLC, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

New York, New York
March 31, 2014